FIFTH AMENDMENT TO CREDIT AGREEMENT

     This Fifth Amendment to Credit Agreement ("Amendment") is made this 14th day of August, 2001, by and among Phoenix Color Corp. ("Phoenix"), a Delaware corporation, PCC Express, Inc. ("PCC"), a Delaware corporation, Phoenix (MD.) Realty, LCC ("Realty"), a Maryland limited liability company, and TechniGraphix, Inc. ("TechniGraphix"), a Maryland corporation (singly a "Borrower" and collectively, "Borrowers"), the lending institutions listed from time to time on Schedule A to the Credit Agreement (as defined below) (singly, a "Lender" and collectively, "Lenders"), First Union National Bank, a national banking association, as issuer of letters of credit (in such capacity, "Issuer") and First Union National Bank, as administrative agent for Issuer and Lenders (in such capacity, "Agent").

                                   BACKGROUND

     A. Borrowers, Agent, Issuer and Lenders are parties to a Credit Agreement dated September 15, 1998 (as amended or otherwise modified from time to time, the "Credit Agreement"), pursuant to which certain financing arrangements were established for the benefit of Borrowers. All capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Credit Agreement.


     B. Borrowers have requested that Agent, Issuer and Lenders modify, in certain respects, the Credit Agreement and Agent, Issuer and Lenders have agreed to make such modifications, all as more fully set forth herein and subject to the terms and conditions hereof.

     NOW, THEREFORE, with the foregoing Background incorporated by reference herein and made part hereof, the parties hereto, intending to be legally bound,
hereby    agree   as   follows:

     1. Amendments to Credit Agreement.
        ------------------------------


          a. The definition of "Applicable Margin," "Borrowing Base" and "Revolving Credit Maturity Date" set forth in Section 1.1 of the Credit Agreement are hereby deleted in their entirety and replaced with the following new definitions:

          "Applicable Margin" - A marginal rate of interest which is added to the Adjusted LIBOR Rate or Base Rate, as the case may be, to determine the effective rate of interest on LIBOR Rate Loans or Base Rate Loans, as the case may be. Until the Quarterly Compliance Certificate for the period ended June 30, 2001 is delivered to Agent and Lenders, the Applicable Margin (i) for LIBOR Rate Loans shall be 3% and (ii) for Base Rate Loans shall be 0.5%. Thereafter, the Applicable Margin for LIBOR Rate Loans and Base Rate Loans, as the case may be, shall be the percentage amount set forth below under the caption Applicable Margin opposite the relevant Fixed Charge Coverage Ratio:

                                                         Applicable Margin
         Fixed Charge Coverage                ----------------------------------
                Ratio:                        Base Rate Loans   LIBOR Rate Loans
--------------------------------------------  ---------------   ----------------
Greater than or equal to 0.75 to 1.0 but
less than 1.50 to 1.0 ......................       .50%               3.00%

Greater than or equal to 1.50 to 1.0 but
less than 2.00 to 1.0 ......................       .25%               2.75%

Greater than or equal to 2.00 to 1.0 but
less than 2.50 to 1.0 ......................      0.00%               2.50%

Greater than or equal to 2.50 to 1.0 .......      0.00%               2.25%


          The Applicable Margin shall be adjusted five (5) Business Days after receipt of the Quarterly Compliance Certificate. At any time that such Quarterly Compliance Certificate is required to be delivered under the terms of this Agreement and is not so delivered, then the Applicable Margin shall be the highest rate specified for the subject Type of Loan until the Quarterly Compliance Certificate is so delivered.

          "Borrowing Base" - As of any date of determination, the sum of: (a) eighty-five percent (85%) of Eligible Accounts, plus (b) the lesser of
          (i) Three Million Dollars ($3,000,000) and (ii) (A) fifty-five percent (55%) of that portion of Eligible Inventory comprised of paper raw material, plus (B) fifty percent (50%) of that portion of Eligible Inventory comprised of ink raw material (such portions of Eligible Inventory to be separately reported by Borrowers on the Borrowing Certificate), plus (C) thirty-five percent (35%) of that portion of Eligible Inventory comprised of raw material other than paper raw material and ink raw material, plus (c) the Equipment Availability, minus (d) reserves established by Agent from time to time (including but not limited to semi-annual bond interest payment reserve and customer rebate reserve). If Borrowers implement a perpetual inventory system that is reasonably satisfactory to Agent (as indicated in writing by Agent to Phoenix), then the percentage set forth in clause
          (b)(ii)(A) shall increase from fifty-five percent (55%) to sixty percent (60%).

               "Consolidated Capital Expenditures" - For any period, the aggregate of all capital expenditures (including that portion of Capitalized Lease Obligations incurred during that period) made by Borrowers and their Subsidiaries during such period in respect of the purchase, construction or other acquisition of fixed or capital assets determined in accordance with GAAP; provided however, that commencing January 1, 2002, "Consolidated Capital Expenditures" shall also include the purchase price (determined as of the effective date of the applicable operating lease) of all equipment of Borrowers and their Subsidiaries subject to operating leases during such period. For the purposes hereof, any deposits made by any Borrower or its Subsidiaries for the purposes of acquiring or leasing fixed or capital assets shall be deemed Consolidated Capital Expenditures.

          "Revolving Credit Maturity Date" - August 1, 2004.

          b. The following new definitions shall be added (in alphabetical order) to Section 1.1 of the Credit Agreement:

          "Early Termination Fee" - Shall have the meaning set forth in Section 2.6(d).

          "Eligible Fixed Assets" - The equipment listed on the Schedule of Equipment to the extent such equipment is (a) in good working condition, and (b) with respect to equipment which Borrowers propose to purchase using proceeds of Advances under Equipment Availability, free and clear of all Liens other than Permitted Liens after giving effect to such purchase.

          "Equipment Advance Fee" - Shall have the meaning set forth in Section 2.6(e).

          "Equipment Availability" - Shall mean (a) as of the effective date of the Fifth Amendment, Two Million Dollars ($2,000,000), plus (b) as of any date of determination after the effective date of the Fifth Amendment, (i) with respect to Eligible Fixed Assets which Borrowers propose to purchase "off lease," an amount equal to the outstanding balance of the purchase price of such Eligible Fixed Assets, and (ii) with respect to Eligible Fixed Assets which Borrowers propose to lease pursuant to one or more operating leases, an amount reasonably satisfactory to Agent to be held as a security deposit by the lessor thereof; provided, however, that the aggregate amount of Advances under this clause (b) shall not at any time exceed Four Million Dollars ($4,000,000). The aggregate amount of Equipment Availability shall reduce by (x) One Hundred Thousand Dollars ($100,000) per month for each month commencing February 1, 2002 for the first twelve (12) months, and, commencing February 1, 2003, Two Hundred Thousand Dollars ($200,000) per month for each month thereafter, and (y) if all or any portion of a security deposit financed under clause (b)(ii) shall be returned to Borrowers, an amount equal to the returned portion of such security deposit.

          "Excess Availability" - As of any date of determination, an amount equal to the difference of (a) the Borrowing Base, minus (b) the amount of the Advances and extensions of credit requested to be made as of such date, minus (c) all sums owing to trade creditors which remain outstanding beyond normal trade terms.

          "Fifth Amendment" - That certain Fifth Amendment to Credit Agreement dated as of August 14, 2001, by and among Borrowers, Agent, Lenders and Issuer.

          "Fixed Charges" - For any measurement period, the sum of (a) Consolidated Interest Expense, plus (b) scheduled payments of principal of all Indebtedness of Borrowers during the next succeeding 12 month period such period (including, without limitation, that portion of any Capitalized Lease Obligations attributable to principal amortization in accordance with GAAP), plus, (c) tax payments of Borrowers for such period (reduced, however, by any cash tax refunds received by Borrowers during such period).

          "Fixed Charge Coverage Ratio" - For any measurement period, the ratio obtained by dividing (a) an amount equal to (i) EBITDA, minus (ii) non-financed Consolidated Capital Expenditures (which shall in all events exclude Consolidated Capital Expenditures for which Advances are made against Equipment Availability), minus (iii) Distributions to shareholders of Phoenix, minus (iv) loans and advances made to, or capital contributions and investments made in, any Person other than a Borrower by a Borrower, minus (v) purchases made of intangibles assets by (b) Fixed Charges, all as determined on a consolidated basis for Borrowers in accordance with GAAP.

          "Schedule of Equipment" - That certain schedule of equipment delivered in connection with the Fifth Amendment, which sets forth in sufficient detail (subject to Agent's satisfaction) certain items of equipment of Borrowers subject to capital equipment leases as of such date which Borrowers desire to finance under the Revolving Credit or, alternatively, lease pursuant to converted operating leases (subject to Section 6.12 herein), together with the following information for each such item of equipment: (a) full purchase price, (b) outstanding balance of purchase price as of the date hereof and/or (c) amount of security deposit, as applicable. c. Section 2.6(a) of the Credit Agreement is amended by deleting the table describing the calculation of the Unused Fee based upon the Total Leverage Ratio and replacing it with the following new table:


                   Fixed Charge Coverage               Unused Fee
          ----------------------------------------     ----------
          Greater than or equal to 0.75 to 1.0 but
          less than 1.50 to 1.0 ..................        0.50%

          Greater than or equal to 1.50 to 1.0 but
          less than 2.00 to 1.0 ..................        0.50%

          Greater than or equal to 2.00 to 1.0 but
          less than 2.50 to 1.0 ..................        0.50%

          Greater than or equal to 2.50 to 1.0 ...       0.375%

          d. Section 2.6 of the Credit Agreement is amended by adding new subsections (d) and (e) which shall read as follows:

          "(d) Should the Revolving Credit terminate for any reason prior to the last day of the Revolving Credit Maturity Date, in addition to repayment of all Loan Obligations then outstanding and termination of Lenders' commitment hereunder, Borrowers shall unconditionally be obligated to pay at the time of such termination, a fee (the "Early Termination Fee") to Agent, for the respective accounts of Lenders, in an amount equal to the following percentage of the Maximum Revolving Credit Amount:

          two percent (2.0%), if such early termination occurs on or prior to August 1, 2002; one percent (1%) if such early termination occurs after August 1, 2002 and on or prior to August 1, 2003; and one-quarter of one percent (0.25%) if such early termination occurs after August 1, 2003 and prior to August 1, 2004; provided, however, that Lenders agree to waive the Early Termination Fee if repayment in full of all outstanding Obligations is funded from the proceeds of a sale of the stock or assets of Phoenix, or a debt or equity issuance, for which First Union National Bank (or an affiliate of First Union National Bank) is the investment banker or underwriter. Each Borrower acknowledges that the Early Termination Fee is an estimate of Lenders' damages in the event of early termination and is not a penalty. In the event of any proposed termination of the Revolving Credit Facility by Borrowers, all of the Loan Obligations shall be immediately due and payable upon the termination date stated in any notice of termination. All undertakings, agreements, covenants, warranties and representations of Borrowers contained in the Loan Documents shall survive any such termination, and Agent and Lenders shall retain their liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrowers have paid the Loan Obligations to Agent and Lenders, in full, in immediately available funds, together with the applicable Early Termination Fee. Notwithstanding the payment in full of the
          Obligations, Agent and Lenders shall not be required to terminate their security interests in the Collateral unless, with respect to any loss or damage Agent or any Lender may incur as a result of dishonored checks or other items of payment received by Agent or any Lender from Borrowers or any Account Debtor and applied to the Loan Obligations, Agent and Lenders shall, at their option, have received a written agreement executed by Borrowers and by any Person whose loans or other advances to Borrowers are used in whole or in part to satisfy the Loan Obligations, indemnifying Agent and Lenders from any such loss or damage.

          (e) Borrowers shall be unconditionally obligated to pay to Agent, for the respective accounts of Lenders, an equipment advance fee (the "Equipment Advance Fee") in the amount of Forty Thousand Dollars ($40,000), which shall be payable as follows: (i) Twenty Thousand Dollars ($20,000) upon the drawing of the initial Advance based upon the Equipment Availability, and (ii) Twenty Thousand Dollars on such date that the aggregate amount of all Advances made pursuant to Equipment Availability is equal to or greater than Two Million Dollars ($2,000,000).


          e. Section 2.7 of the Credit Agreement is amended and restated in its entirety as follows:

          "2.7 Use of Proceeds: The extensions of credit under and proceeds of the Revolving Credit shall be used (i) for general corporate purposes, including but not limited to, working capital, (ii) to fund (a) final payments due on Eligible Fixed Assets upon Phoenix's certification to

          Agent that the underlying capital equipment leases are not converted to operating leases and (b) security deposits to be held by lessors for Eligible Fixed Assets which Borrowers lease pursuant to one or more operating leases (in either case, subject to the limitations in Section 6.12 herein), and (iii) for the issuance of Letters of Credit.

          f. Section 2 of the Credit Agreement is hereby amended by adding a new
     Section 2.12 which shall read as follows:

          "2.12 Mandatory Prepayments. On each date upon which any lessor of Eligible Fixed Assets returns all or any portion of a security deposit financed by Borrowers under the Equipment Availability, Borrower shall make a mandatory prepayment of the Loan Obligations in amount equal to 100% of returned portion of such security deposit."

          g. Sections 5.8(a), (b), and (c) of the Credit Agreement are hereby amended by deleting all requirements pertaining to "Total Leverage Ratio," "Interest Coverage Ratio" and "Minimum Consolidated EBITDA" contained in said sections for any fiscal period ending on or after June 30, 2001.


          h. Section 5.8(d) of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "(d) Borrowers shall not expend for Consolidated Capital Expenditures an amount greater than Five Million Dollars ($5,000,000) less the net cash proceeds received by Borrowers from any equipment sale during the applicable period, during any rolling four quarter period measured on the last day of each quarter commencing September 30, 2001, except that the measurement at September 30, 2001 shall be based on a the preceding nine month period then ended; provided however, to the extent that Eligible Fixed Assets are financed under the Revolving Credit during a fiscal period, the "Maximum Amount" in the foregoing table with respect to such fiscal period shall increase by an amount equal to the Advance attributable to such equipment.

          i. Section 5.8 of the Credit Agreement is hereby amended by adding a new subsection (e) which shall read as follows:



          "(e) Fixed Charge Coverage Ratio: Borrowers shall have and maintain a Fixed Charge Coverage Ratio of not less than the following during the following periods (measured quarterly on a rolling four quarter basis on the last day of each quarter except that the measurement at September 30, 2001 shall be based on a the preceding nine month period then ended):

                   Period:                        Maximum Ratio:
          -----------------------                 --------------

                  9/30/01                           0.75 to 1.0

                 12/31/01                           0.90 to 1.0

                  3/31/02                            1.0 to 1.0

                  6/30/02                            1.0 to 1.0

          12/31/02 and thereafter                    1.2 to 1.0





          j. Section 5.9(a)(iv) of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "(iv) within sixty (60) days after each fiscal year end, consolidated projections of Borrower's earnings for the then current fiscal year; and a comparison of actual results to the projections for the just completed fiscal year;"


          k. Section 5 of the Credit Agreement is hereby amended by adding new Sections 5.21 and 5.22 which shall read as follows:

          "5.21   Excess   Availability:   Borrowers   shall   maintain   Excess
          Availability of at least One Million Dollars ($1,000,000.00) at all times.

          5.22 Fixed Asset Appraisals: Borrowers shall, upon the request of Agent, obtain, at Borrower's cost and expense, and deliver to Agent one or more written appraisals of Borrowers' real estate and/or equipment prepared, in either event, by an appraisal firm acceptable to Agent."


          l. Section 6.6 of the Credit Agreement is hereby amended and restated in its entirety as follows:

          "6.6 Distributions and Bonuses: No Borrower shall: (a) declare or pay or make any forms of Distributions to its shareholders, their successors or assigns other than (i) dividends to Phoenix by a Subsidiary of Phoenix; (ii) loans or advances to any shareholder that is also an employee of such Borrower which loans or advances do not exceed in the aggregate as to all shareholders at any one time Five Hundred Thousand Dollars ($500,000); or (b) during any fiscal year of Borrowers, increase current compensation to any key employee (as identified in Phoenix's annual 10-K report) by an amount that exceeds five percent (5%) of such employee's compensation for the immediately preceding fiscal year (other than participation in any stock option or non-cash incentive plans)."

          m. Section 6 of the Credit Agreement is hereby amended by adding a new subsection 6.12 which shall read as follows:

          "6.12 Operating Leases: Through December 31, 2001, Borrowers shall not enter into any operating leases for any equipment other than operating leases for Eligible Fixed Assets."


     2. Waiver. Borrowers have failed to comply with the requirements of the Credit Agreement and the following Events of Default has occurred (such Events of Default for the period so referenced are collectively referred to as the "Existing Defaults"): Borrowers' noncompliance with the financial covenants set forth in Sections 5.8(a) (Total Leverage Ratio), (b) (Interest Coverage Ratio) and (c) (Minimum Consolidated EBITDA) of the Credit Agreement, in each case for the fiscal quarter ending June 30, 2001, and the default under Section 6.6 of the Credit Agreement arising from Phoenix's payment of a portion of the declared Permitted Bonus during the fiscal quarter ending June 30, 2001. Borrowers have requested that Agent and Lenders waive the Existing Defaults. Upon the effectiveness of this Amendment, Agent and Lenders hereby waive the Existing Defaults. The waiver of the Existing Defaults shall not constitute a waiver of any other Default or Event of Default. Nothing contained herein shall obligate Agent or Lenders to grant any future waiver of any other Default or Event of Default or be deemed to constitute a course of conduct.


     3. Revised Article 9. Borrowers acknowledge that revised Article 9 of the Uniform Commercial Code ("Revised Article 9") became effective July 1, 2001 (or will be effective hereafter) in one or more jurisdictions applicable to the transactions contemplated by the Loan Documents. Borrowers further acknowledge and agree that (a) all references to the "UCC," the "Uniform Commercial Code" or any section(s) thereof in the Loan Documents shall be deemed to be references to Revised Article 9 as enacted and in effect from time to time in the Commonwealth of Pennsylvania or the corresponding section(s) thereof, as applicable, and (b) if the description of the Collateral and related terms contained in one or more the Loan Documents encompass categories, types or definitions of collateral contained in former Article 9 of the Uniform Commercial Code, and if such categories, types or definitions are given broader meanings under Revised
Article 9, then all such categories, types and definitions encompassed in the description of the Collateral and related terms in the Loan Documents shall have the meanings ascribed thereto under Revised Article 9. In furtherance of the foregoing, Borrowers agree that from time to time, at the cost and expense of Borrowers, Borrowers will promptly execute and deliver all further instruments and documents, and take all further action, that the Agent (on behalf of Lenders and Issuer) may reasonably request, in order to perfect and protect any pledge, assignment or security interest granted or purported to be granted under the Loan Documents or to enable the Agent (on behalf of Lenders and Issuer) to exercise and enforce its rights and remedies thereunder with respect to any Collateral.


     4. Effectiveness Conditions. This Amendment shall become effective upon the satisfactory completion, as determined by Agent in its discretion, of the following conditions ("Effectiveness Conditions") (all documents to be in form and substance satisfactory to Agent):


          a. Execution and delivery by all parties of this Amendment;


          b. Delivery of the Schedule of Equipment;


          c. Delivery of all consents and approvals of the boards of directors, shareholders and other applicable third parties necessary in connection with this transaction shall have been obtained;

          d. No material adverse change shall have occurred in the business, properties, operations or condition (financial or otherwise) of the Borrowers;


          e. There shall be no pending or threatened litigation, bankruptcy or insolvency, injunction, order or claim which, if adversely decided, would have a material adverse effect with respect to the Borrowers;


          f. After giving effect to Section 2 of this Agreement, no Default or Event of Default exists;

          g. Delivery of evidence of proper levels of insurance;

          h. Receipt of all appropriate filings, UCC Searches, etc;

          i. Receipt of appraisal of machinery and equipment by an appraiser satisfactory to Lender, with a minimum orderly liquidation value of $31,000,000;

          j. Receipt of legal opinion of Borrower's counsel (including, without limitation, that the execution, delivery and performance by Borrowers of this Amendment does not constitute a violation of, or otherwise conflict with, the Subordinated Note Indenture);

          k. Receipt of executed landlord waiver for Hagerstown warehouse;

          l. Receipt of evidence of insurance naming Agent as "lender loss payee";

          m.   Payment  to  Agent  (for   ratable   benefit  of  Lenders)  of  a
     non-refundable amendment fee equal to 0.375% of the Maximum Revolving Credit Amount;

          n. Payment of expenses; and

          o. Execution and delivery of all other agreements, instruments, certificates and documents reasonably requested by Agent or Lenders in connection with this Amendment.



     5. Representations and Warranties. Each Borrower warrants and represents to Agent, Issuer and Lenders that:



          a. Prior Representations. As of the date of this Amendment, all warranties and representations set forth in the Credit Agreement and Loan Documents are true and correct in all material respects, both before and after giving effect to this Amendment.


          b. No Default. After giving effect to this Amendment, no Default or Event of Default is outstanding or would exist after giving effect to this Amendment.



     6. Incorporation into Existing Loan Documents. The parties acknowledge and agree that this Amendment is incorporated into and made part of the Credit
Agreement and Loan Documents, the terms and provisions of which, unless expressly modified herein, are hereby ratified and confirmed and continue unchanged and in full force and effect. Any future reference to the Credit Agreement or Loan Documents shall mean the Credit Agreement or Loan Documents as amended hereby. To the extent that any term or provision of this Amendment is or may be deemed expressly inconsistent with any term or provision in the Loan Documents, the terms and provisions hereof shall control.



7. Miscellaneous.

     a. Headings. The headings of any paragraph of this Amendment are for convenience only and shall not be used to interpret any provision hereof.


     b. Other Instruments. Each Borrower shall execute any other documents, instruments and writings, in form and substance satisfactory to Agent, as Agent may reasonably request, to carry out the intentions of the parties hereunder.


     c. Modifications. No modification hereof or any agreement referred to herein shall be binding or enforceable unless in writing and signed on behalf of the party against whom enforcement is sought.

     d. Third Party Rights. No rights are intended to be created hereunder for the benefit of any third party donee, creditor, or incidental beneficiary.

     e. Governing Law. The terms and conditions of this Amendment shall be governed by and construed in accordance with the substantive laws of the
Commonwealth of Pennsylvania without regard to its otherwise applicable principles of conflicts and laws.

     f. Counterparts. This Amendment may be executed in counterpart all, of which counterparts taken together shall constitute one completed fully executed document. A photocopied or facsimile signature shall be deemed to be the functional equivalent of a manually executed original for all purposes.


     g. WAIVER OF JURY TRIAL. BORROWERS, AGENT, ISSUER AND LENDERS, BY THEIR EXECUTION OF THIS AMENDMENT, EACH REAFFIRM THEIR WAIVER OF THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS, THE OBLIGATIONS OR THE COLLATERAL.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed this Amendment the day and year first above written.



First Union National Bank, as Agent,            Phoenix Color Corp.
Issuer, and Lender

By:  /s/ Margaret Byrne                         By:  /s/ Edward Lieberman
     --------------------------------              ----------------------------
Name:  Margaret Byrne                           Name:  Edward Lieberman
     --------------------------------              ----------------------------
Title: Vice President                           Title:  Chief Financial Officer
     --------------------------------              ----------------------------


                                                PCC Express, Inc.

                                                By:  /s/ Edward Lieberman
                                                   ----------------------------
                                                Name:  Edward Lieberman
                                                   ----------------------------
                                                Title:  Chief Financial Officer
                                                   ----------------------------


                                                Phoenix (MD.) Realty, LLC

                                                By:  /s/ Edward Lieberman
                                                   ----------------------------
                                                Name:  Edward Lieberman
                                                   ----------------------------
                                                Title:  Chief Financial Officer
                                                   ----------------------------


                                                TechniGraphix, Inc.
                                                By:  /s/ Edward Lieberman
                                                   ----------------------------
                                                Name:  Edward Lieberman
                                                   ----------------------------
                                                Title:  Chief Financial Officer
                                                   ----------------------------